EXHIBIT 15

To the Board of Directors and Shareholders of

The Allstate Corporation:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Allstate Corporation and subsidiaries for the three-month periods ended March 31, 2005 and 2004, as indicated in our report dated May 3, 2005; because we did not perform an audit, we expressed no opinion on such financial information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, is incorporated by reference in the following Registration Statements:

Forms S-3 Registration Nos.	Forms S-8 Registration Nos.

333-34583	33-77928
333-39640	33-93760
333-108253	33-93762
33-99132
33-99136
33-99138
333-04919
333-16129
333-40283
333-40285
333-40289
333-49022
333-60916
333-73202
333-100405
333-100406
333-105632
333-120343
333-120344

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois
May 3, 2005

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